Exhibit 10.4

FORM OF

TWO-YEAR

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made and entered into effective as of [date] (the “Effective Date”), by and between Cincinnati Federal, with its principal administrative office at 6581 Harrison Avenue, Cincinnati, Ohio 45247 (the “Bank”) and [NAME] (the “Executive”). Any reference to the “Company” shall mean Cincinnati Bancorp, Inc. or any successor thereto.

WHEREAS, the Bank recognizes the substantial contribution the Executive has made to the Bank and its affiliates and wishes to protect the Executive’s position(s) in the manner provided for in this Agreement;

WHEREAS, the parties desire to specify the severance benefits that will be due to the Executive in the event the Executive’s employment with the Bank terminates under specified circumstances in the event of and following a Change in Control (as defined below).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	Term of this Agreement.

(a)          Term and Annual Renewal. The term of this Agreement shall commence as of the Effective Date and shall continue thereafter through December 31, 2021 (the “Term”). Commencing on the first December 31 (the “Renewal Date”) following the Effective Date and continuing on each Renewal Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is again two years; provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board of Directors”) must take the following actions within the time frames set forth below prior to each Renewal Date: (i) at least thirty (30) days prior to the Renewal Date, conduct or review a comprehensive performance evaluation of the Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which decision shall be included in the minutes of the meeting of the Board of Directors. If the decision of the disinterested members of the Board of Directors is not to renew this Agreement, then the Board of Directors shall provide the Executive with a written notice of non-renewal (“Non-Renewal Notice prior to any Renewal Date, such that this Agreement shall terminate at the end of twelve (12) months following such Renewal Date

(b)          Change in Control. In the event a Change in Control (as defined below) occurs during the Term (ether the initial Term or the Term as extended), the Term shall be extended automatically so that it will expire two (2) years from the effective date of the Change in Control.

2.	Definitions. The following words and terms shall have the meanings set forth below for purposes of this Agreement.

(a)          Annual Compensation. The term “Annual Compensation” shall include all compensation reported on the Executive’s annual (IRS) Form W-2 (Box 1) for the applicable taxable year. If the Executive was employed for less than the entire taxable year, the Executive’s Annual Compensation for the applicable taxable year, as reported on Form W-2, Box 1, shall be annualized (based on the number of weeks of employment and assuming a 52-week year).

(b)          Change in Control. For purposes of this Agreement, a “Change in Control” shall have occurred as of the date:

(i)            any person (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Bank or the Company; or

(ii)           in any twelve (12) month period, the individuals who were members of the Board of Directors of the Bank or the Company on the Effective Date (the “Current Board Members”) cease for any reason (other than the reasons specified in clause (iv) below) to constitute a majority of the Board of Directors of the Bank the Company or their successors; however, if the election or the nomination for election of any new director of the Bank or the Company or their successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this clause (ii) be considered a Current Board Members;

(iii)          the Bank’s or the Company’s shareholders approve (1) a merger or consolidation of the Bank or the Company and the shareholders of the Bank or the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Bank or the Company immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Bank or the Company; or

(iv)          Notwithstanding and in lieu of clause (ii), a Change in Control will not be deemed to have occurred solely because more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Bank or the Company are acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Bank or the Company or any of their affiliates, or (2) any person pursuant to the will or trust of any existing shareholder of the Bank or the Company, or who is a member of the immediate family of such shareholder or (3) any corporation which, immediately prior to or following such acquisition, is owned directly or indirectly by persons who were shareholders of the Bank or the Company immediately prior to the acquisition in the same proportion as their ownership of stock in the Bank or the Company immediately prior to such acquisition.

In no event shall a transaction (or a series of related transactions) constitute a Change in Control unless the transaction(s) also constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v).

(c)          Termination for Cause. The phrase “Termination for Cause” shall mean termination of employment because of, in the good faith determination of the Board of Directors of the Bank, the Executive’s:

(i)	personal dishonesty;

(ii)	incompetence;

(iii)	willful misconduct;

(iv)	breach of fiduciary duty involving personal profit;

(v)	material breach of the Bank’s Code of Ethics;

(vi)	material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board of Directors will likely cause substantial financial harm or substantial injury to the reputation of the Bank;

(vii)	intentional failure to perform the Executive’s stated duties under this Agreement after written notice thereof from the Board of Directors;

(viii)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(ix)	material breach by the Executive of any provision of this Agreement.

(d)          Termination for Good Reason. For purposes of this Agreement, the phrase “Good Reason” means a termination by the Executive if any of the following occurs without the Executive’s express written consent:

(i)	failure to elect or reelect or to appoint or reappoint the Executive to any title or position that the Executive held immediately prior to the Change in Control;

(ii)	a material change in the Executive’s position(s) to become one of lesser responsibility, importance or scope then the position the Executive held immediately prior to the Change in Control;

(iii)	a liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive;

(iv)	a material reduction in the Executive’s base salary and benefits; or

(v)	a relocation of the Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the Effective Date.

Notwithstanding the foregoing, prior to any termination of employment as a Termination for Good Reason, the Executive must first provide written notice to the Board of Directors of the Bank within 90 days following the initial existence of the relevant condition, describing the existence of the condition, and the Bank shall thereafter have the right to remedy the condition within 30 days from the date the Board of Directors of the Bank receives the written notice from the Executive, but the Bank may waive its right to cure the condition prior to that 30-day period. If the Bank remedies the condition within the 30-day cure period, then no Good Reason shall be deemed to exist with respect to that condition. If the Bank does not remedy the condition within the 30-day cure period, then the Executive may deliver a notice of Termination for Good Reason at any time within 60 days following the expiration of the cure period.

3.	Benefits upon Termination in Connection with a Change in Control.

(a)          If, during the Term of this Agreement, the Executive’s employment by the Bank, or its successor, is terminated during the Term of this Agreement at or following a Change in Control (1) by the Bank, or its successor, for any reason other than a Termination for Cause or (2) by the Executive as a Termination for Good Reason, then the Bank, or its successor, shall pay the Executive, or in the event of the Executive’s death (subsequent to a Change in Control and termination of employment), the Executive’s beneficiary(ies), or the Executive’s estate, as the case may be, a lump sum cash severance payment, as liquidated damages, within ten (10) business days of the termination of the Executive’s employment, in an amount equal to two (2) times the Executive’s average Annual Compensation for the five (5) taxable years immediately preceding the year in which the Change in Control occurs.

(b)          In the event of the Executive’s termination of employment for reasons that would entitle the Executive to a severance payment under Section 3(a) of this Agreement, the Executive and the Executive’s dependents will be entitled to elect continuing medical and dental coverage under Internal Revenue Code (“Code”) Section 4980B (“COBRA”) and the Bank shall pay the cost of the Executive’s (and, to the extent eligible under the terms of the applicable plans, the Executive’s dependents) continuing medical and dental coverage, as in effect on the Executive’s date of termination, and as amended from time to time thereafter, for a period of eighteen (18) months following the date of termination, to the extent that the Executive and the Executive’s dependents COBRA elect continuation coverage for that period. In the event that paying the cost of the coverage on a non-taxable basis would result in penalties or excise taxes to the Bank or the Bank is unable to provide the coverage on a non-taxable basis, then the cost of the COBRA coverage that is funded by the Bank shall be includable in the taxable income of the Executive.

4.            Source of Payments. All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor to the Bank).

5.            Entire Agreement. This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein. All prior agreements between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to the Executive without reference to this Agreement.

6.            No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

7.            Binding on Successors. The Bank’s obligations under this Agreement shall be binding on any and all successors or assigns, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

8.	Modification and Waiver.

(a)          This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)          No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Required Regulatory and Other Provisions.

(a)          The Board of Directors of the Bank may terminate the Executive’s employment or the Executive may voluntarily terminate employment at any time prior to the occurrence of a Change in Control, and upon such termination, the Bank shall have no further obligation to the Executive under this Agreement. Any termination by the Board of Directors of the Bank, other than Termination for Cause, on or after the occurrence of a Change in Control, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after the Executive’s Termination for Cause or if the Executive terminates employment due to death. In the event of Executive’s “Disability” (as defined in accordance with Code Section 409A) while the Executive is employed on or after the occurrence of a Change in Control, the Executive shall not be entitled to any benefits under this Agreement.

(b)          If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)          If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)          If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)          All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Regulator or his or her designee at the time the Regulator or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(g)          Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that the payment or benefit is payable upon the Executive’s termination of employment, then the payments or benefits shall be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(h)          Notwithstanding the foregoing, if the Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to the Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following the Executive’s Separation from Service. Rather, any payment that would otherwise be paid to the Executive during that period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(i)           Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

10.           Payment of Legal Fees. To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been resolved in the Executive’s favor, and the reimbursement shall be made no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in the Executive’s favor.

11.           Governing Law. This Agreement shall be governed by the laws of the State of Ohio, but only to the extent not superseded by federal law.

12.           Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and the Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The cost of the arbitrator shall be paid by the Bank; all other costs of arbitration shall be borne by the respective parties.

13.           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Cincinnati Federal
6581 Harrison Avenue
Cincinnati, Ohio 45247
Attention: Corporate Secretary

To the Executive:	Most recent address on file with the Bank

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement is entered into as of the day and date first above written.

CINCINNATI FEDERAL

By:
Name:
Title:

EXECUTIVE